Xcorporeal, Inc. Closes Merger with CT Holdings Enterprises, Inc. and Begins Trading

LOS ANGELES—October 15, 2007 — Xcorporeal, Inc. (OTCBB: XCPL) today announced that it has completed its merger with CT Holdings Enterprises, Inc. (OTCBB: CTHE), under which XCorporeal, Inc. has emerged as the surviving entity. Xcorporeal now trades under the symbol XCPL on the Over-the-Counter Bulletin Board.

About Xcorporeal

Xcorporeal, Inc. is a medical device company developing an innovative extra-corporeal platform of products that may be used in devices to replace the function of various human organs. The platform leads to four initial products; devices for home and hospital renal replacement therapy (RRT), the Wearable Artificial Kidney (WAK), and an application for ultrafiltration treatments of patients with congestive heart failure (CHF). These devices will seek to provide patients with improved, efficient and cost effective therapy. The WAK is a revolutionary device intended to enable patients with End-Stage Renal Disease (ESRD) to achieve a quality of life closer to that of healthy individuals. A prototype of the WAK and the ultrafiltration device have been successfully tested in human subjects. The RRT markets represent multibillion dollar opportunities for Xcorporeal.

Xcorporeal is developing a portable, multifunctional renal replacement device that will offer cost effective therapy for those patients suffering from Acute Renal Failure (ARF), which causes a rapid decline in kidney function. In the U.S., the disease affects more than 200,000 patients annually, with a mortality rate of 50%. The Xcorporeal platform technology is a natural fit for the hospital market of RRT since it is designed to provide cost-effective, continuous therapy without the need for expensive replacement fluids. The projected 2007 market opportunity for the U.S. is approximately $1.4 billion. The disposable market is expected to grow at 10% per year while the devices typically need to be replaced every five years. The Company intends to commercialize this device in the first half of 2009.

Xcorporeal also plans to commercialize a home Hemodialysis machine and the WAK for the ESRD market, which includes patients with severe kidney disease in which the kidneys cease to function. Xcorporeal's devices will combine the best attributes of currently marketed home hemodialysis machines to create devices offering patients a convenient, durable and truly portable device for home use. The Company believes its machines will provide a cost-effective alternative to current home treatment modalities, due to their ability to offer hemodialysis without the need for dialysate fluids.

There are approximately 350,000 patients receiving dialysis therapy in the United States. At such a stage, patients require either a kidney transplant or dialysis to avoid complications that are life threatening. Chronic kidney disease is the ninth leading cause of death in the United States and is one of the most expensive chronic diseases, with cost exceeding $30 billion per year. Approximately 75 million Americans are at risk of developing chronic renal failure. Worldwide, there are approximately 1.2 million people suffering from chronic kidney failure at an annual cost of approximately $50 billion. There is currently no cure for chronic renal failure and therapy focuses on controlling the symptoms, minimizing complications and slowing disease progression.

The WAK will, in addition, allow patients to undergo dialysis 24 hours a day/7 days a week, thereby mimicking the function of a healthy kidney. The WAK will be fully automated, battery operated, light-weight and waterproof.

Xcorporeal is also developing a portable device that will provide hospitalized CHF patients suffering from fluid overload with a simple, efficient and cost effective ultrafiltration therapy. This device may decrease the costs for healthcare providers and hospitals since it may reduce the number and length of hospital stays. CHF is the primary cause of fluid overload a major cause of recurrent hospitalization, disability and death. CHF annually affects approximately 6 million people in the U.S. and costs the U.S. healthcare system approximately $33.2 billion. The Company plans to develop this product through the prototype phase and then intends to out-license or partner this product in 2008.

During the fourth quarter 2006, Xcorporeal completed private placements of its common stock to institutional and accredited investors for gross proceeds of approximately $29.4 million. The Company currently has 14.4 million common shares outstanding.

Additional Company information may be found on the Internet at: www.xcorporeal.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the medical device industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Company Contact

Robert Weinstein
Chief Financial Officer
Xcorporeal, Inc.
Tel.: 310.424.5738